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                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                   STEWART INFORMATION SERVICES CORPORATION
               (Name of Registrant as Specified in its Charter)

                   STEWART INFORMATION SERVICES CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1. Title of each class of securities to which transaction applies: N/A

         2.      Aggregate number of securities to which transaction applies:
                 N/A

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

         4.      Proposed maximum aggregate value of transaction: N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.      Amount Previously Paid:  N/A

         2.      Form, Schedule or Registration Statement No.:  N/A

         3.      Filing Party:  N/A

         4.      Date Filed:  N/A
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                       [STEWART INFORMATION SERVICE CORP. LETTERHEAD]


April 5, 1995

To All Stewart Associates:


        You may have seen media coverage regarding the proposed resolution by a shareholder recommending the Board of Directors take the steps necessary to achieve a sale or merger of Stewart Information Services Corporation, as has previously been disclosed in the Company's proxy statement. The Board of Directors and Management of the Company are OPPOSED to this resolution and have recommended shareholders VOTE AGAINST PROPOSAL #3 ON THE PROXY CARD.

        The Board has previously adopted a well thought-out Shareholder Value Enhancement Plan, and we intend to pursue its long-term objectives established by the Board in this Plan to continue to grow the Company. The Board does not intend to put the Company up for sale or merger.

        These types of shareholder resolutions are common, although this is the first one we have received. It is part of the process of being a public company.

        We would like to assure you of our continued confidence in the future of your company, and thank you for your contributions to its success. If you have questions, please contact Nita Hanks, Sue Nolz or Max Crisp at 800-729-1900. You may also contact any one of us.

                                  Sincerely,


          /s/  CARLOSS MORRIS                /s/  STEWART MORRIS
               Carloss Morris                     Stewart Morris


          /s/  MALCOLM MORRIS               /s/  STEWART MORRIS, JR.
               Malcolm Morris                    Stewart Morris, Jr.